UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

February 27, 2006

Date of Report

(Date of earliest event reported)

GENWORTH FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32195	33-1073076
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6620 West Broad Street, Richmond, VA	23230
(Address of principal executive offices)	(Zip Code)

(804) 281-6000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 27, 2006, GE Financial Assurance Holdings, Inc. (“GEFAHI”), an indirect subsidiary of General Electric Company and the owner of 86,216,559 shares of the Class B Common Stock of Genworth Financial, Inc. (“Genworth”) commenced a secondary public offering of 71,216,559 shares of Genworth’s Class A Common Stock (the “Offering”).

On February 27, 2006, Genworth also entered into a stock purchase agreement (the “Stock Purchase Agreement”) with GEFAHI, pursuant to which Genworth agreed to purchase from GEFAHI, concurrently with the closing of the Offering, 15,000,000 shares of Genworth’s Class B Common Stock at a price per share equal to the net proceeds per share that GEFAHI will receive from the underwriters of the Offering. Genworth will finance the stock repurchase with cash available at the holding company and the proceeds of an issuance of commercial paper under its existing commercial paper program. The closing of the stock repurchase will be contingent on the closing of the Offering.

Upon completion of the Offering and the stock repurchase contemplated by the Stock Purchase Agreement, GEFAHI will no longer own any shares of Genworth’s common stock. Both Genworth and GEFAHI have the right to terminate the Stock Purchase Agreement if the Offering is not consummated prior to March 31, 2006.

The foregoing summary of the Stock Purchase Agreement is qualified in its entirety by reference to the complete text thereof, a copy of which is filed as an exhibits to this report.

Item 9.01. Financial Statements and Exhibits.

Number	Description
10.1	Stock Purchase Agreement, dated as of February 27, 2006, between Genworth Financial, Inc. and GE Financial Assurance Holdings, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 27, 2006

GENWORTH FINANCIAL, INC.

By:	/s/ Richard P. McKenney
Richard P. McKenney
Senior Vice President – Chief Financial Officer

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EXHIBIT INDEX

Number	Description
10.1	Stock Purchase Agreement, dated as of February 27, 2006, between Genworth Financial, Inc. and GE Financial Assurance Holdings, Inc.

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